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                        FIRST DEPOSIT BANCSHARES, INC.
                                   ANNOUNCES
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                       OTS APPROVAL OF STOCK REPURCHASE


Douglasville, Georgia, March 15, 2000 /PRNewswire/ -- First Deposit Bancshares, Inc. (OTC Bulletin Board: FDBI) ("First Deposit") reported today that the Office of Thrift Supervision has approved a proposal whereby First Deposit may repurchase up to 5%, or 72,450 shares, of the currently outstanding common stock of First Deposit. The stock repurchase program was previously approved by First Deposit's Board of Directors on January 18, 2000.

The repurchases will be made from time to time, depending upon market conditions, in open market transactions subject to the availability of such shares until either July 7, 2000 or until 72,450 shares have been repurchased, whichever is first to occur. Repurchased shares will become authorized but unissued shares and will be utilized for general corporate and other purposes.

First Deposit is a thrift holding company with consolidated assets of $117.9 million and shareholders' equity of $23.3 million as of December 31, 1999, and offices in Douglasville and Lithia Springs, Georgia. First Deposit began operations in July, 1999, following an initial public offering of its common stock and the acquisition of its wholly-owned subsidiary, Douglas Federal Bank. First Deposit's common stock is traded on the Over the Counter Bulletin Board under the trading symbol FDBI. The closing price of First Deposit's common stock on March 14, 2000 was $11.8125 per share.

For additional information about First Deposit's products and services, please visit their web site at www.douglasfederal.com. Additional financial information regarding First Deposit is available from John L. King, First Deposit's Chief Financial Officer, at (770) 942-5108.